Exhibit 23.1

CONSENT

The undersigned consents to being named as a Qualified Person in the Amendment No. 1 to Registration Statement on Form F-4 filed by Gold Royalty Corp. and to the reference to the undersigned in the Registration Statement as having reviewed and approved the technical and scientific information contained therein.

April 11, 2022

/s/ Alastair Still
Alastair Still, P. Geo